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                                                                    EXHIBIT 99.3


                               SECOND AMENDMENT TO
                                NEOMORPHIC, INC.
                             1998 STOCK OPTION PLAN


The 1998 Stock Option Plan of Neomorphic, Inc. is amended as follows:

SUBSECTION 5(d) IS AMENDED TO READ AS FOLLOWS:

         5.       (d)      RIGHT TO EXERCISE. Each ISO shall become exercisable
and vest according to the terms and conditions established by the Board and reflected in the written agreement evidencing the option (the "ISO Option Agreement").

                           (i) Notwithstanding the preceding sentence, in the event of an Ownership Change (as defined below), the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), may either assume the Company's rights and obligations under outstanding ISO Option Agreements or substitute for outstanding ISO Option Agreements substantially equivalent agreements with respect to the Acquiring Corporation's stock.

                           (ii) Any ISO not so assumed or substituted shall be immediately exercisable, and all unvested shares acquired upon exercise of such ISO shall be vested in full as of the date ten (10) days prior to the date of the Ownership Change. Any exercise or vesting that was permissible solely by reason of an Ownership Change shall be conditioned upon consummation of the Ownership Change. Any ISOs which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Ownership Change shall terminate and cease to be outstanding effective as of the date of the Ownership Change. Notwithstanding the foregoing, shares acquired upon exercise of an ISO prior to the Ownership Change and any consideration received pursuant to the Ownership Change with respect to such shares shall continue to be subject to all applicable provisions of the ISO Option Agreement or any agreement substituted for such ISO Option Agreement by the Acquiring Corporation except as otherwise provided in such ISO Option Agreement.

                           (iii) In the event a Recipient's Service is
         terminated for any reason other than for Cause (as defined in Subsection 5(h)(v)) after such assumption or substitution and within one year of such Ownership Change, the ISO shall become immediately exercisable and all unvested shares acquired upon exercise of such ISO shall be vested in full as of the date on which Recipient's service ends.
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                  For the purchases of this Plan, Ownership Change means any of the following: (A) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (B) a merger of consolidation in which the Company is a party; (C) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (D) a liquidation or dissolution of the Company.

                  Each ISO shall be subject to termination before its date of expiration as provided in Subsection 5(h).

SUBSECTION 6(c) IS AMENDED TO READ AS FOLLOWS:

         6. (c) RIGHT TO EXERCISE. Each NQSO shall become exercisable and vest according to the terms and conditions established by the Board and reflected in the written agreement evidencing the option (the "NQSO Option Agreement").

                           (i) Notwithstanding the preceding sentence, in the event of an Ownership Change (as defined below), the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), may either assume the Company's rights and obligations under outstanding NQSO Option Agreements or substitute for outstanding NQSO Option Agreements substantially equivalent agreements with respect to the Acquiring Corporation's stock.

                           (ii) Any NQSO not so assumed or substituted shall be immediately exercisable, and all unvested shares acquired upon exercise of such NQSO shall be vested in full as of the date ten (10) days prior to the date of the Ownership Change. Any exercise or vesting that was permissible solely by reason of an Ownership Change shall be conditioned upon consummation of the Ownership Change. Any NQSOs which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Ownership Change shall terminate and cease to be outstanding effective as of the date of the Ownership Change. Notwithstanding the foregoing, shares acquired upon exercise of a NQSO prior to the Ownership Change and any consideration received pursuant to the Ownership Change with respect to such shares shall continue to be subject to all applicable provisions of the NQSO Option Agreement or any agreement substituted for such NQSO Option Agreement by the Acquiring Corporation except as otherwise provided in such NQSO Option Agreement.

                           (iii) In the event a Recipient's Service is
         terminated for any reason other than for Cause (as defined in Subsection 6(g)(v)) after such assumption or substitution and within one year of such Ownership Change, the NQSO shall become immediately exercisable and all unvested shares acquired
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         upon exercise of such NQSO shall be vested in full as of the date on which Recipient's service ends.


                  For the purchases of this Plan, Ownership Change has the same meaning given that term in Section 5(d). Each NQSO shall be subject to termination before its date of expiration as provided in Subsection 6(g).